Exhibit 99(i)

                              CONSULTING AGREEMENT

Agreement made as of this 7th day of November, 2002, and between Trans Energy, Inc. (the Company and A. Thomas Crompton (the "Consultant").

                                   WITNESSETH:

WHEREAS, the Company wished to engage the Consultant for services to the Company as set forth herein upon the terms and conditions set forth herein; and

WHEREAS, the Consultant wished to be engaged to provide the services to the Company as set forth herein upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the promises and mutual covenants herein se forth it is agreed as follows:

A. The Company hereby retain the Consultant as a technical/financial consultant and the consultant shall provide to the Company, when requested by the Company from time to time during normal business hours, consultation concerning but not limited to aiding in the communication and depositions of any judgment, liens, bankruptcy proceeding or other claim by creditors of Trans Energy, Inc. to aid in the communication and disposition of any tax matter to include income tax, payroll tax, property tax both state and federal. To deal directly with the appropriate regulatory agency with the preparing and filing of the appropriate and required tax and other form to the extent legally allowed by consultant.

B. The Company agrees to work with Consultant to furnish consultant with the appropriate and related documents to complete the service as stated above. Company also agrees to give consultant the limited and specify Power of Attorney to accomplish the task as stated above.

C. This agreement shall become effective on the date thereof and shall continue for a period of Twelve Months.

D. As compensation for its services the Company shall issue to the Consultant Three and One Half Million (3,500,000) Shares of the Company's common stock ("The shares") which shares shall be fully paid and nonassessable. The transfer agent is to be notified to immediately issue these shares in the name of Venture Investments LLC and have them mailed to Attkisson Carter & Akers, Attention Ken Graybeal, 3060 Peachtree Road, N.W. Suite 1475, Atlanta, Georgia 30305.

E. The Consultant agrees to pay for all reasonable business expenses for the services to be rendered hereunder, including but not limited to travel, food, lodging and entertainment.

F. The Consultant covenants that all information concerning the Company, including Proprietary information of which it obtains knowledge as a result of the services rendered pursuant to the Agreement shall be kept confidential and shall not be used by the Consultant to any third party without the prior consent of the Company.

G. The Consultant and the Company hereby acknowledge that the Consultant is a independent contractor. The Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner of the Company. In addition, the Consultant shall take no actions which bind, or purports to bind the Company.

H. The Company agrees to indemnify and hold the Consultant and its officers, directors, employees, associates, and agents harmless from and against all losses, claims, damages, liabilities, cost expenses and attorney fees arising in connection with the agreement or the services rendered hereunder.

I This agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against who enforcement of a waiver change, discharge, or modification is sought. Waiver or failure to exercise any rights provided by the Agreement in any respect shall not be deemed a waiver or any former or future rights.

J. This agreement shall be construed according to the laws of the State of West Virginia and subject to the jurisdiction of the courts of the state.

K. This agreement shall be binding upon the parties the successors or assigns.

L. This agreement may be executed in one or more counterparts, each of which will be deemed an original and together will constitute one document. The delivery by facsimile of an executed counterpart of the agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

M. Any notice, request, demand or any communication required or permitted to be given hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, certified and addressed to the other party at their principle address.

IN WITNESS WHEREOF, the parties hereto have executed or caused this document to be Executed as of the day and year first written above.



Trans Energy, Inc.


/s/ W. F. Woodburn                       /s/ A. Thomas Crompton
------------------                       ----------------------
    W. F. Woodburn                           A. Thomas Crompton
    Secretary